Exhibit 10.11

SHare Purchase Agreement

between

MHI INVESTMENTS AB

and

ENGHOUSE INTERACTIVE AB

regarding the purchase and sale of BASSET AB

Index

1.	Background information	3
2.	Definitions and interpretation	3
3.	Sale and purchase of the Shares	7
4.	Purchase Price and Payment	7
5.	Purchase Price Adjustments	9
6.	Closing	12
7.	Post-Closing Obligations	13
8.	Warranties of the Seller	13
9.	Warranties of the Buyer	18
10.	SELLER’s Liability	19
11.	Limitation of liability	19
12.	Confidentiality	21
13.	Other provisions	22
14.	GOVERNING LAW and dispute resolution	23

Schedules

Schedule 8.4.2 Net Accounts Receivable

Schedule 8.5.1 Material Contracts

Schedule 8.5.4 Open Customer Contracts

Schedule 8.5.5 Software Maintenance Contracts

Schedule 8.6.4 Employees

Schedule 8.7 Tax

Schedule 8.8 Fixed Assets

Schedule 8.9 Insurance

Schedule 8.10.1 IP used

Schedule 8.11.2 Leases

Schedule 8.15 Affiliate Transactions

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This SHare Purchase Agreement (this Agreement) is dated July 1, 2014 and made between:

(1)	MHI Investments AB, a company incorporated under the laws of Sweden with corporate identity number 556639-2204, Box 1156, 172 23 Sundbyberg (the Seller);

(2)	ENGHOUSE INTERACTIVE AB, a company incorporated under the laws of Sweden with corporate identity number 556542-8132, S:t Eriksgatan 117, Box 6795 SE 113 85 Stockholm (Buyer).

1.	Background information

1.1	Basset AB, registration number 556548-8243, (the Company) is a limited liability company incorporated under the laws of Sweden, and engaged in the Business.

1.2	The Seller owns one thousand (1000) shares of the Company, representing 100% of the outstanding shares (collectively, the “Shares”) of the Company. Modern Holdings Inc., a company incorporated under the laws of the state of Delaware, USA (“Modern Holdings”), owns the Seller.

2.	Definitions and interpretation

In this Agreement, the following capitalised words and expressions shall have the following meanings:

Agreement	means this share purchase agreement and all the schedules attached hereto, each of which is part of this Agreement.

Business	is the business carried on by the Company developing, manufacturing and selling software including providing implementation, integration, training, support and maintenance services.

Business Day	means a day during which banks in Sweden are open for business.

Claim	means a claim under this Agreement.

Closing	means the consummation of the Transaction.

Closing Balance Sheet	has the meaning given to it in Clause 4.1.3.

Closing Date	means the date of this Agreement.

Company IP	means all Intellectual Property owned by the Company and used in the Business.

Computer Program	means (i) any and all computer programs (consisting of sets of statements or instructions to be used directly or indirectly in a computer in order to bring about a certain result), including, without limitation, all source code and object code.

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Encumbrance	means any claim, charge, mortgage, security, lien, option, right of pre-emption or security interest of any kind.

Escrow Account	means an interest bearing escrow account to be established with Nord & Co Advokatbyrå KB (the Escrow Agent), for the purpose of holding and disbursing the Indemnification Holdback and the Tele2 Holdback in accordance with this Agreement and an escrow agreement entered into at Closing between the Seller, the Buyer and the Escrow Agent.

Financial Statements	means (i) the audited balance sheets of the Company as of December 31, 2013 and December 31, 2012 and the related statements of income and cash flows of the Company for the years then ended and the reports of the auditors thereon and (ii) the unaudited Pre-Closing Balance Sheet (as defined in Clause 4.1.3 (a)) of the Company and the related statements of income and cash flows of the Company for the period then ended.

Fixed Assets	means all significant equipment, computer hardware, printers, telephone switches, photocopiers, servers, third-party software (including all desktop software, development tools and software and such other software used in the operation of the Business), supplies, furniture, furnishings, vehicles, brochures, tradeshow booths and other promotional material, and other tangible personal property, wherever located, that is owned by the Company, a complete listing of which is set forth in Schedule 8.8.

Group Company	means the Company or any of its Subsidiaries.

Intellectual Property	means all intellectual and industrial property rights including, without limitation: (a) patents and registered designs; (b) unregistered rights in designs, copyright (including, without limitation, copyright in source code, object code and other computer software and databases) and neighbouring rights, database rights, semiconductor topography rights and rights subsisting in or in relation to confidential information or inventions; (c) registered trademarks and service marks, and all other rights in, or goodwill attaching to, trade, business or corporate names, logos, or other trading insignia; and including (insofar as any of the foregoing rights are obtained by registration), applications for registration and the right to apply for registration; Computer Programs and all rights and forms or protection of a similar nature to any of the foregoing recognised in any country of the world.

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Loss(es)	means any and all out-of-pocket liabilities, damages and losses (not to include indirect or consequential losses or damages or punitive damages), and all costs or expenses (excluding costs and expenses that are indirect or consequential losses or damages), including, without limitation, lawyers’ and consultants’, tax advisors’ and preparers’ fees and expenses incurred or suffered as a result of or arising out of (i) the failure of any warranty set out in the Agreement to be true and correct as of the Closing Date, (ii) the breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement, (iii) any liability of Seller for unpaid Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date), (iv) any liability of Buyer resulting from all actions, causes of action, suits, claims, demands, grievances, arbitration awards and any costs whatsoever which may be asserted by any of the employees of the Company against Buyer which arise by reason of the employment of such employee by the Company prior to the Closing Date, and (v) any liability of Buyer arising out of the Company’s failure to comply with the bulk sales, transfer or similar law of any jurisdiction.

Material Contracts	means any written agreement or commitment with respect to the Company’s Business to which the Company is bound and which involve (i) an annual cost in excess of SEK 150,000 or annual revenues in excess of SEK 300,000, or (ii) the fifteen largest customers as per the Closing Date, or (iii) the five largest suppliers as per the Closing Date. The Material Contracts are listed in Schedule 8.5.1.

Netherlands Tele2 Contract	means the terms and conditions of the support services agreement that are currently applicable in respect of Tele2 Netherlands B.V.

Net Accounts Receivable	means the amount equal to (i) all accounts receivable, including notes and trade, Unbilled Revenue of the Company as of the Closing Date, and all claims, rights, interests and proceeds related thereto, billed or unbilled, minus (ii) a reasonable allowance for doubtful accounts. The Net Accounts Receivable, including an aged summary, is disclosed on Schedule 8.4.2.

Open Customer Contracts	means all written contracts or other agreements between the Company and a customer of the Business which contain significant deliverables that have not been satisfied in full prior to the Closing Date and that are listed in Schedule 8.5.4.

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Net Inter-company Balance	means the net inter-company balance of amounts due as of the Closing Date between the Seller or an affiliate of the Seller (other than Millicom and Tele2) on one side and the Company on the other side.

Pre-Closing Balance Sheet	has the meaning given to it in Clause 4.1.3.

SCC	has the meaning given in Clause 14.2.

Schedules	means the schedules listed after the index at the beginning of this Agreement.

SEK	means the currency Swedish Kronor.

Seller Software	means the Computer Programs owned, designed, developed, licensed or otherwise used by the Company in connection with the operation of the Business as currently conducted or proposed to be conducted.

Seller’s Knowledge	or any similar expression means the actual knowledge as per the Closing Date of the responsible employees of the Company for the matter in question.

Shares	means 100 per cent of the shares in the Company as set out in the introductory paragraph, and Share means one individual share in the Company.

Software Maintenance Contracts	mean all contracts, commitments, and purchase orders between the Company and a customer pursuant to which the Company provides software maintenance and support services, including without limitation, those contracts set forth in Schedule 8.5.5.

Subsidiaries	means the wholly-owned subsidiaries of the Company: Basset Asia Limited, Hong Kong.

Swedish GAAP	means Swedish generally acceptable accounting principles, as consistently applied for the past three (3) financial years (including 2014).

Tax	means all income taxes, corporation tax, capital gain tax, transfer tax, social security tax, employer’s tax, duties, sales tax, value added tax, withholding tax and any other taxes and public fees which may be payable to or imposed by any governmental entity together with any interest, penalties, surcharges, interest or additions to tax.

Third Party Claim	means any claim by a third party (including any governmental entity) against the Company.

Transaction	means the purchase and sale of the Shares pursuant to this Agreement.

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Unbilled Revenue	means all revenue, including accrued revenue, which has been recognized or otherwise reflected on the Financial Statements (including Pre-Closing Balance Sheet) by the Company, in accordance with Swedish GAAP, and which has not been billed.

3.	Sale and purchase of the Shares

3.1	On the Closing Date, the Seller shall sell the Shares to the Buyer, and the Buyer shall purchase the Shares from the Seller.

3.2	The Shares shall be conveyed free and clear of any Encumbrances except as disclosed in the Schedules hereto. The purchase and sale of the Shares shall be consummated upon the terms and subject to the conditions hereof.

3.3	Subject to the terms of this Agreement and effective at Closing, the Seller hereby waives any rights of pre-emption and right of first refusal (Sw. hembudsrätt) which the Seller may have under the articles of association of the Company or any other agreement relating to the Company or otherwise.

4.	Purchase Price and Payment

4.1	Purchase Price

4.1.1	Subject to adjustments in accordance with Clause 5, the purchase price for the Shares shall be SEK 61,500,000 (the Purchase Price).

4.1.2	The payment of the Purchase Price shall be made by the Buyer as follows;

a)	SEK 46,800,000 (the Closing Payment) shall be paid by the Buyer to the Seller at Closing; provided, however, that the Closing Payment shall be reduced prior to payment by (i) amounts contemplated in Clause 5.1(a), and (ii) the amount needed to fund the repayment to the Company of the Net Inter-company Balance;

b)	The Net Inter-company Balance shall be paid by the Buyer to the Company at Closing so that the Seller and its affiliates are discharged;

c)	SEK 7,500,000 (the Indemnification Holdback) shall be deposited by the Buyer at Closing to the Escrow Account;

d)	SEK 7,200,000 (the Tele2 Holdback) shall be deposited by the Buyer at the Closing in the Escrow Account;

e)	Subject to adjustment pursuant to Clause 5, the Indemnification Holdback and the Tele2 Holdback will be paid from the Escrow Account to Seller on the date which is twelve (12) months after the Closing Date in accordance with Clause 5.7. Interest on the Escrow Account will be pro-rated based on amounts paid out of the Escrow Account to the parties receiving such amounts. Seller shall pay all fees and expenses relating to establishing and administering the Escrow Account.

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f)	For the avoidance of doubt, the parties are in agreement that the settlement of the Net Inter-company Balance will not cause termination of (i) the Company’s obligation (which Buyer hereby agrees to ensure) to reimburse Seller for payments to Nancy Kuronen for services she provides to the Company and to reimburse Modern Billing Solutions Inc., an affiliate of Modern Holdings, for its operating costs, including payments to Maximillian Goldberg for services he provides to the Company; provided in each case that the Company still wishes to retain the services of those individuals under this arrangement or (ii) the Company’s obligation to make payments to affiliates in the ordinary course of the Business (e.g. to Xpeedio and other suppliers). No such payments shall cause a reduction of the Purchase Price.

4.1.3	Calculation of Net Cash Assets

a)	Prior to the expected Closing Date, the Seller and the Buyer will estimate the amount equal to the total current assets at Closing, excluding tax assets in the form of (a) future tax benefits relating to operating losses and/or (b) retained foreign withheld tax, less the total liabilities - excluding liabilities relating to restructuring costs caused after the Closing Date - of the Company at Closing (Net Cash Assets), as set out in the closing balance sheet to be delivered by Seller to Buyer prior to the Closing Date (the Pre-Closing Balance Sheet).

b)	Based on a closing balance sheet (the Closing Balance Sheet) to be delivered by Buyer to Seller within 90 days following the Closing Date, Buyer will propose the actual Net Cash Assets as of the Closing Date.

c)	The Pre-Closing Balance Sheet and the Closing Balance Sheet shall present the financial position of the Company as at the close of business on the day of the Closing and be prepared in accordance with Swedish GAAP (as though it were a financial year end), without any adjustments applicable solely as a result of the acquisition of the Shares at Closing.

d)	Buyer will have the right to review the work papers of Seller and the Company utilized in preparing the Pre-Closing Balance Sheet and will have full access to the books, records, properties and personnel of the Company for purposes of verifying the accuracy and fairness of the presentation of the Pre-Closing Balance Sheet.

e)	The values or amounts for each item reflected on the Closing Balance Sheet will be binding upon Seller, unless Seller gives written notice, within thirty (30) days after receipt of the Closing Balance Sheet, to Buyer of Seller’s disagreement with any of the items, values or amounts shown on the Closing Balance Sheet, specifying as to each such item in reasonable detail, the nature and extent of such disagreement (the Dispute Notice). If Buyer and Seller are unable to resolve any such disagreement within fifteen (15) days after the date of the Dispute Notice, the disagreement will be submitted for resolution to PricewaterhouseCoopers LLP by Seller, who shall engage that firm, or such other firm of similar standing as is mutually acceptable (the Independent Accountant). The Independent Accountant will resolve the matters still in dispute and adjust the Closing Balance Sheet to reflect such resolution. The Independent Accountant will make a determination in writing as soon as practicable and in any event within forty-five (45) days after its engagement, and such determination will be final and binding on the parties. The costs of the review will be borne by the party whose items, values and amounts relating to the Dispute Notice departs furthest from the values and amounts determined by the Independent Accountant pursuant to this Clause. The decision of the Independent Accountant shall be final and binding on the parties.

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5.	Purchase Price Adjustments

5.1	Net Cash Assets

a)	The Closing Payment shall be decreased by the amount by which the estimated Net Cash Assets is less than negative SEK 6,500,000.

b)	Immediately upon the determination of the actual Net Cash Assets pursuant to Clause 4.1.3 (e), the Indemnification Holdback shall be reduced by the amount by which the actual Net Cash Assets is less than the estimated Net Cash Assets, provided that the actual Net Cash Assets is less than negative SEK 6,500,000. No reduction hereunder shall be made by an amount that is greater than the amount by which the actual Net Cash Assets are less than negative SEK 6,500,000.

5.2	Net Accounts Receivable

Any Net Accounts Receivable set out in the Closing Balance Sheet, as determined pursuant to Clause 4.1.3 (e), but excluding the Net Inter-company Balance (and tax assets compensable under Clause 5.6 below), not fully collected within one hundred and eighty (180) days following the Closing (270 days following the Closing if Nancy Kuronen has not assisted in the collection process for the entire 180 days following Closing), will be deducted from the Indemnification Holdback on a SEK for SEK basis by the amount of Net Accounts Receivable not so collected when the Net Accounts Receivable has been finalized, provided, however, (a) that the Buyer and the Company has used best efforts to collect the Net Accounts Receivable by, inter alia, procuring the assistance of Nancy Kuronen - Buyer agrees that collection efforts will be made based on the collection practices of the Company prior to Closing - and (b) that Buyer has provided the Seller with written reports 90 and 150 days after Closing describing in reasonable detail the collection status and progress.

Net Accounts Receivable will be finalized as follows. The Buyer shall within 210 days after Closing deliver to the Seller a written statement that sets out in reasonable detail the collected and uncollected Net Accounts Receivable set out in the Closing Balance Sheet (the NAR Report). The collection status will be binding upon Seller, unless Seller gives written notice, within thirty (30) days after receipt of the NAR Report, to Buyer of Seller’s disagreement with any item, values or amounts shown in the NAR Report, specifying as to each such item in reasonable detail, the nature and extent of such disagreement (the NAR Dispute Notice). If Buyer and Seller are unable to resolve any such disagreement within fifteen (15) days after the date of the NAR Dispute Notice, the disagreement will be submitted for resolution to the auditors of the Company (the NAR Accountant). The NAR Accountant will resolve the matters still in dispute and adjust the NAR Report to reflect such resolution. The NAR Accountant will make a determination in writing as soon as practicable and in any event within forty-five (45) days after its engagement, and such determination will be final and binding on the parties. The costs of the review will be borne by the party whose items, values and amounts relating to the NAR Dispute Notice departs furthest from the values and amounts determined by the NAR Accountant pursuant to this Clause. The decision of the NAR Accountant shall be final and binding on the parties.

No Net Accounts Receivable will be assigned to the Seller even if they become subject to a SEK for SEK reduction of the Indemnification Holdback.

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5.3	Losses

The Indemnification Holdback shall be reduced by the amount for which Buyer makes valid Claims for Losses under the Agreement. If the Indemnification Holdback would not be sufficient to cover any liability of the Seller for valid Claims for Losses hereunder, Seller will, for the avoidance of doubt, pay any remaining amount to the Buyer in cash.

5.4	Employees and Management

On or before the Closing, any management employees and contractors of the Company whose existing employment or similar agreements’ terms and conditions are unacceptable to the Buyer (collectively, the Key Employees) may be offered new agreement(s) with the Company, in a form satisfactory to the Buyer, to be effective upon the Closing Date (the New Key Employees’ Contracts). The Seller or the Company, at their cost, shall cause on or before the Closing any employment contracts or other employment or similar arrangements between the Company and its employees and contractors which contain obligations that arise from a change of control including, without limitations, bonuses, special or extraordinary severance payments, or any required retention or transaction related payments (collectively, Potential Payments) to be for the account of the Seller such that neither the Company nor the Buyer nor any of their respective post-closing affiliates are responsible for, nor obligated to make, the Potential Payments except if accrued in the Closing Balance Sheet. Under no circumstances will the Company, the Buyer, or any of their respective post-closing affiliates be liable towards the employees of the Company for any obligation arising from a change of control of the Company. All such obligations must be resolved by the Seller with employees prior to Closing. It is also agreed that the employment agreements of Jens Bjorkman and Nancy Kuronen will remain with the Seller, which shall be responsible for all payments to Mr. Bjorkman and Ms. Kuronen under the employment agreement and other existing compensation arrangements, including statutory withholding and other similar payments. For greater certainty, they will not be entitled to any further payments from the Company or Buyer after Closing, other than amounts accrued in the Closing Balance Sheet.

It is also agreed that the Buyer at its option, may contract with the Seller to use the services of Jens Bjorkman and Nancy Kuronen, or, if they are no longer employed or hired by the Seller, contract with them directly, for a period and monthly rate to be determined to assist with transition activities.

Notwithstanding anything to the contrary set out above in this Clause 5.4 or in Clause 4.1.2 (f) above, the Seller will not be obliged towards the Buyer to keep Jens Bjorkman and Nancy Kuronen employed or otherwise hired for any period of time following Closing, or to ensure that Maximillian Goldberg is employed by Modern Billing Solutions Inc., unless to the extent the Buyer has contracted with the Seller to use their services (se ancillary agreement).

5.5	Brokerage Fees

Seller shall pay any and all brokerage commissions, finders’ fees or similar compensation due in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or the Company. Any obligation of the Company to pay any such fees, commissions or compensations shall reduce the Indemnity Holdback by the same amount on an SEK by SEK basis.

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5.6	Closing Balance Sheet Tax Assets

All current tax assets on the Closing Balance Sheet, will, within twelve (12) months of the Closing Date, be converted into cash received by the Company or possible to set-off against Taxes; provided however that the amount of any such Closing Balance Sheet tax assets that, within 12 months of the Closing Date, is not converted into cash or possible to set-off or proves not to constitute valid assets, will be deducted from the Indemnification Holdback on a SEK for SEK basis.

5.7	Tele2 Holdback

5.7.1	If, during the 12 months following Closing the Company receives notice of cancellation of the Netherlands Tele2 contract, the Tele2 Holdback shall not be paid to the Seller but shall instead be paid in full to the Buyer.

5.7.2	If, during the 12 months following Closing, Tele2 Netherlands contacts the Company or Buyer requesting a renegotiation of the price of the Netherlands Tele2 contract, and the Company, in its discretion, agrees to a pricing reduction, then Buyer will be entitled to receive from the Tele2 Holdback (i) 75% of the reduction in annual prices, for a 12 month period, if the renegotiated contract is a single year contract, or (ii) 75% of the reduction in annual prices, for a 24 month period, if the renegotiated contract is a contract for two years or longer.

5.8	Maximum and Escrow

Subject to Section 11.1.2, no adjustments of the Purchase Price can be made under this Agreement by an amount exceeding the Indemnification Holdback, or, as regards Clause 5.7, the Tele2 Holdback. Price adjustments to be made under this Agreement by reduction of the Indemnification Holdback, or the Tele2 Holdback, as the case may be, shall be paid to the Buyer from the Escrow Account.

If the Buyer has asserted a Claim for reduction of the Purchase Price and the Seller does not dispute the Claim, the parties shall, within five (5) Business Days jointly instruct the Escrow Agent in accordance with the escrow agreement to pay the amount of such Claim to the Buyer, if and to the extent such amount is available on the Escrow Account.

If the Seller disputes a Claim for reduction of the Purchase Price made by the Buyer, such dispute shall be resolved and finally settled by the Independent Accountant as regards Net Cash Assets, the NAR Arbitrator as regards Net Accounts Receivable and otherwise by arbitration pursuant to Clause 14.2. Upon final resolution and settlement of such dispute, the Buyer is entitled to instruct the Escrow Agent in accordance with the escrow agreement to pay the Buyer from the Escrow Account the amount which the Buyer is entitled to pursuant to such settlement, if and to the extent such amount is available on the Escrow Account.

On the date falling 12 months after the Closing Date, the remaining amounts on the Escrow Account shall be released to the Seller in accordance with the escrow agreement, provided that no Claims having been made by the Buyer at such time remain unsettled (in which case the amounts shall be released upon final settlement, unless to the extent the settlement is made in favor of the Buyer). Should such date not be a Business Day, such release shall take place on the first Business Day following such date.

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6.	Closing

6.1	Closing shall take place, unless otherwise agreed in writing between the parties, at the, on the Closing Date or on such other date as the parties mutually agree.

6.2	At Closing the Seller shall:

a)	in exchange for payment of the Purchase Price in accordance with Clause 4.1.2, deliver to the Buyer (i) the share certificates representing the Shares duly endorsed to the Buyer, free and clear of all Encumbrances; and (ii) evidence that the Buyer has been entered as owner of the Shares in the share register of the Company (Sw. aktiebok);

b)	deliver to the Buyer a power of attorney issued by the Company authorising the persons specified by the Buyer to act on behalf of the Company;

c)	deliver to the Buyer written resignation and confirmation letters from each retiring director of the Company stating that none of them has any claim against the Company;

d)	deliver a copy of certificates, issued by the appropriate registering authorities, certifying the due incorporation and good standing of the Company;

e)	deliver documentation establishing Escrow Account;

f)	deliver such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement;

6.3	At Closing, the Buyer shall

a)	make payments of the Purchase Price in accordance with Clause 4.1.2, and procure a statement issued by the Company that the Seller and its affiliates are discharged from the Net Inter-company Balance.

b)	cause to be held an extraordinary general meeting of shareholders of the Company resolving upon the appointment of new members of the board of directors and a new auditor;

c)	procure that the Company notifies the Companies Registration Office (Sw. Bolagsverket) regarding the resignations and the appointments set out above and deliver documentary evidence of such notifications;

d)	assist Seller to procure its release from its guarantee issued as security over the line of credit granted by Handelsbanken to the Company (it is a condition to Closing that the Seller is released).

6.4	At Closing, the parties shall enter into the following ancillary agreements

a)	an escrow agreement between the Seller, the Buyer and the Escrow Agent;

b)	an agreement between the Seller and the Company regarding the services of Kuronen and Goldberg.

6.5	All of the above actions shall be deemed to occur simultaneously and Closing shall not be deemed to have occurred until and unless all of the actions to occur at Closing pursuant to this Clause 6 have been performed or the performance thereof is waived by the appropriate party.

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6.6	Each party will use its best efforts to do all things necessary or desirable under applicable law and regulation to ensure that the Transaction is consummated in accordance with the terms of this Agreement, including the Seller and the Buyer causing the Company to execute and deliver such documents, certificates, and agreements and to take any such other actions as may be desirable or necessary for the consummation of the Transaction.

7.	Post-Closing Obligations

7.1	Contracts, Leases and Permits

In the case of any Open Customer Contract, Software Maintenance Contract or permit that by its terms requires the consent of a third party in connection with the transactions contemplated hereby, the Company will obtain or cause to be obtained in writing prior to or after the Closing Date any consents necessary to convey the benefits thereof. During such period in which the required consent relating to the applicable Open Customer Contract, Software Maintenance Contract or permit has not been obtained, Seller will make such arrangements as may be reasonably necessary to enable Buyer to receive all the economic benefits under such Open Customer Contract, Software Maintenance Contract or permit accruing on and after the Closing Date.

7.2	Further Assurances

From time to time, as and when requested by either Seller or Buyer, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by or fulfil the obligations under this Agreement.

7.3	Discharge from liability

The Buyer shall procure that, at the next annual shareholders’ meetings of the Company, the current directors shall be discharged from liability for the period up until Closing, provided that the auditors recommends such discharge.

7.4	Audit

The Buyer shall ensure that Seller (or its agent), at its expense, is granted full access to to the books, records, properties and personnel of the Company, until the audit is finalized, for purposes of facilitating the audit that is to be made of the Company as of 30 June 2014.

7.5	Basset name

If Buyer, at its sole discretion, ceases to use the Basset name entirely, and changes the name of the Company to a name that does not use the word Basset, then Seller may request Buyer to transfer free of charge full right and title to the Basset name, and Buyer will effect the transfer if the above conditions are both met.

8.	Warranties of the Seller

8.1	Seller hereby represents and warrants to the Buyer as at the Closing Date:

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a)	The Seller has all requisite powers to enter into and to perform its obligations under this Agreement which, when executed, will constitute binding obligations of the Seller in accordance with its terms.

b)	The Seller owns and has good and marketable title to the Shares, which are fully paid, free from all Encumbrances and no claims have been made by third parties regarding the title to the Shares.

8.2	The Shares

8.2.1	There is no agreement or commitment outstanding which calls for the allotment, issue or transfers of or affords to any person the right to call for the allotment or issue of, any shares (including the Shares) or securities of the Company.

8.2.2	The Shares comprise the entire issued share capital of the Company and are fully paid and registered in the name of the Seller. There are no warrants, convertibles or other securities issued by the Company other than the Shares.

8.3	Corporate

8.3.1	The Company is a company duly organised and validly existing under the laws of Sweden.

8.3.2	All filings (including annual accounts and tax returns) and other formalities required under applicable law in respect of the Company have been made in a timely and accurate manner.

8.3.3	The Company is not insolvent or unable to pay its debts as the fall due, or are in default under any financial facility agreement.

8.3.4	No order has been made, petition presented, resolution passed or meeting convened for the winding-up or re-organisation (Sw. Företagsrekonstruktion) (or other process whereby the Business is terminated and the assets of the Company are distributed amongst the creditors and/or shareholders or other persons) of the Company and no steps have been taken to enforce any security of any of the assets of the Company.

8.3.5	The Company has an issued share capital of SEK 100 000 divided into 1000 shares. The Shares have been duly authorised and validly issued and are fully paid.

8.3.6	The books and records of the Company is up-to-date and contain, in all material respects, complete and accurate records of the matters which are required by law to be included in such books and records.

8.4	Financial

8.4.1	Financial Statements

The Financial Statements are true, complete and accurate and have been prepared in accordance with applicable law, and in accordance with Swedish GAAP; the Buyer acknowledges that, EBITDA information separate and apart from the Financial Statements was provided to Buyer and that such EBITDA information was subject to adjustments not in accordance with Swedish GAAP.

8.4.2	Net Accounts Receivable

The list, provided in Schedule 8.4.2, which is complete and accurate, contains information, including an aging schedule for all receivables, regarding all the Company’s Net Accounts Receivable. These have not been factored, assigned or collected. Provisions for bad debts and allowances have been made in accordance with Swedish GAAP.

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8.5	Contracts

8.5.1	All Material Contracts are listed in Schedule 8.5.1.

8.5.2         Except as is specifically noted otherwise in Schedule 8.5.1, to the Seller’s Knowledge, (i) all Material Contracts are valid and binding agreements of the Company; (ii) all Material Contracts are in full force and effect and no material default or breach exists in respect thereof on the part of any of the parties thereto; (iii) no Material Contract contains any penalty provisions, minimum purchase commitments, refund rights or similar provisions; and (iv) the Company has not received notice of termination of any Material Contract or is aware of any customer who is party to a Material Contract intending to terminate its relationship with the Company.

8.5.3	The Company is not aware of any actual, potential or alleged breach, invalidity, grounds for termination, grounds for rescission, grounds for avoidance or grounds for repudiation of, any material contract to which it is a party.

8.5.4         Set forth in Schedule 8.5.4 is a true and complete listing of all Open Customer Contracts, a description of the outstanding work to be completed, and the amount of time in hours required to complete such outstanding work. For greater certainty, each of the representations set forth in Clause 8.5.2 shall apply in the same manner, mutatis mutandis, to the Open Customer Contracts.

8.5.5         A true and complete list of all significant Software Maintenance Contracts (including the dates that amounts are due and any renewal dates thereof) for which the Company have an obligation to provide services and has received payment in respect thereof is set forth in Schedule 8.5.5. Except as specifically noted otherwise in Schedule 8.5.5, each of the Software Maintenance Contracts:

a)	is in good standing and in full force and effect, and no material default or breach exists in respect thereof on the part of any of the parties thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach;

b)	to the Seller’s Knowledge has not been cancelled, terminated or otherwise materially altered, nor has any customer notified the Company of any intention to cancel, terminate or materially alter its relationship with the Company, and the Company has no reason to believe that there will be any such change as a result of the transactions contemplated by this Agreement.

8.6	Employees

8.6.1         The pension arrangements set out in Schedule 8.6.4 are the only arrangements under which the Company may become liable to make any payments for pensions or other retirement benefits for current or former employees.

8.6.2         The Company is not party to any collective bargaining agreements.

8.6.3         All employee benefit plans, including bonus, option, retirement, pension, insurance, medical and dental plans are listed in Schedule 8.6.4

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8.6.4         Schedule 8.6.4 contains a complete and accurate list of the following information for each employee, officer or independent contractor of the Company, including each employee on leave of absence: name; job title; current compensation paid or payable (annual rate or hourly rates of pay, as applicable) and any proposed changes or discussion relating to the level of compensation; bonus and/or commission arrangements; vacation accrued as of the Closing Date; service credited as of a recent date for purposes of vesting and eligibility to participate under any benefit plan or severance pay; applicable notice period; insurance, medical, and other payments; and, other than amounts accrued on the Pre Closing Balance Sheet, all bonuses and any other amounts to be paid by the Company at or in connection with the Closing.

8.7	Tax

8.7.1	Except as set forth on Schedule 8.7, all tax returns required (including applicable extensions) to be filed on or before the date hereof by or on behalf of the Company with any taxing authority with respect to any Tax relating to any period prior to the Closing have been filed when due in accordance with all applicable laws, and all Tax owed by any Group Company (whether or not shown as due and payable on the tax returns that have been filed) have been timely paid or withheld (including withholding for independent contractors, consultants and other employees) and remitted to the appropriate taxing authority, except where (i) the failure to file any such tax return or to pay or withhold any such Tax could not, individually or in the aggregate, reasonably be expected to have a material adverse effect, or (ii) such taxes are not yet due and payable.

8.7.2	Except as set forth on Schedule 8.7, all such tax returns were true, complete and correct. The Company has made adequate provision for Taxes in the Financial Statements and in its accounting records in accordance with Swedish GAAP. No current liability for Taxes has been incurred by any of the Company other than in the ordinary course of business. The Company have not received notice of any pending or threatened action that could result in a liability for Taxes in excess of those shown in the Financial Statements.

8.7.3	Except as set forth on Schedule 8.7, no Group Company has been granted any extension or waiver of the statute of limitations period applicable to any tax return, which period (after giving effect to such extension or waiver) has not yet expired.

8.7.4	Except as set forth on Schedule 8.7, there is no action, suit, proceeding, audit or investigation pending or, to the Seller’s Knowledge, threatened against or with respect to the Company in respect of any tax, nor has the Company received notice from any other Tax authority that it has commenced or intends to commence an audit with respect to any Tax. No claim has been made in writing by any Tax authority, in any jurisdiction in which the Company do not file a tax return, that the Company is or may be subject to taxation by that jurisdiction and no such claim exists which has not been resolved by a determination by such Tax authority that the Company is not so subject to taxation.

8.7.5	Except as set forth on Schedule 8.7, there are no Encumbrances for taxes upon the assets of the Company or its Shares.

8.8	Assets

8.8.1	Schedule 8.8 sets forth a list of all significant Fixed Assets and the location thereof. Except as set forth in Schedule 8.8, to the Seller’s Knowledge, the Fixed Assets have been maintained by the Company in good repair and operating condition (normal wear and tear excepted).

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8.8.2	The Company owns or leases all assets required to conduct the Company’s business as currently conducted.

8.9	Insurance

Schedule 8.9 summarises the policies maintained by the Company all of which are duly paid and in full force. There are no pending or outstanding insurance claims involving the Company.

8.10	Intellectual Property

8.10.1	Schedule 8.10.1 is a list of all Computer Programs, patents, trademarks and copyrights which is currently used in the Business by the Company. All such Intellectual Property is owned by or licensed, and with the exceptions set out in Schedule 8.10.1, to the Seller’s Knowledge, none of the products currently used by the Company is subject to any open source licenses. The registrations of all registered Intellectual Property owned by the Company are in force.

8.10.2	The Company has taken all reasonable steps required to establish and preserve the ownership of all Company IP in accordance with best industry practice. All owned Company IP are valid, enforceable and subsisting.

8.10.3	All use and licensing by the Company of open source materials has, to the Seller’s Knowledge, been done in accordance with the terms of the applicable license(s) for such open source materials.

8.10.4	No Group Company has granted to any person or entity the exclusive right to use any of its Company IP.

8.10.5	The development, operation, marketing and sale of any and all products and services sold or used in connection with the Company’s business do not, to the Seller’s Knowledge, infringe on any intellectual property or other rights of any third party.

8.10.6	The Company has not received any notice of any infringement by any third party of any Company IP.

8.10.7	The Intellectual Property listed in Schedule 8.10.1 is valid and enforceable and legally owned by, or validly granted, to the Company, free and clear of Encumbrances.

8.10.8	Set forth on Schedule 8.10.1 is a list specifying the location of all copies of any source code for the Seller Software owned by the Company and detailing all source code escrow arrangements or agreements entered into by the Company and all beneficiaries of any such arrangements or agreements. Except as set forth in Schedule 8.10.1, the Company has not made available to any person any source code for the Seller Software.

8.10.9	The Company owns or licenses all Intellectual Property required to conduct the Company’s business as currently conducted.

8.11	Real property and leases

8.11.1	The Company does not own any real property.

8.11.2	No premises lease agreement has been terminated for vacating or renegotiation and no rent reviews are currently under negotiation or court review. A list of all leased real property is attached as Schedule 8.11.2. To the Seller’s Knowledge, the Company is not in default or breach under the terms of any such lease.

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8.12	Legal compliance

8.12.1	To the Seller’s Knowledge, the Company has all necessary permits, governmental licences and permits to carry on the Business as presently conducted.

8.12.2	To the Seller’s Knowledge, the Company has conducted the Business in compliance with all applicable laws and regulations of Sweden. There is no order, decree or judgement of any court or governmental entity of Sweden nor of any other country which is outstanding against the Company or which may have an adverse effect upon the assets of the Company or of the Business.

8.12.3	To the Seller’s Knowledge, the Company is not party to any agreement or any activity which is in contravention of any applicable competition law.

8.13	Litigation

The Company is not a party to any litigation, arbitration, administrative proceedings or similar anywhere in the world, and, to the Seller’s Knowledge, there is no pending or threatened claim based on circumstances before the Closing Date that might result in any litigation, arbitration or administrative or similar proceedings.

8.14	Changes since the Accounts Date

Since December 31, 2013, there has not been: (i) any change in the financial condition, results of operations, assets, business of the Business that has had or could reasonably be expected to have a material adverse effect; (ii) any sale, license or transfer of any of the assets of Seller that relate to the Business or the Company, except sales in the ordinary course of business; (iii) any increase in, or commitment to increase, the compensation payable or to become payable to the Company’s employees or any bonus payment or benefit or similar arrangement made to or with any of such employees except as described in Schedule 8.6.4; or (iv) any material alteration in the manner of keeping the Company’s books, accounts or financial records that relate to the Business or the Company; books, accounts or financial records.

8.15	Affiliate Transactions

(a) Except for as set forth on Schedule 8.15 and for the Net Inter-company Balance, there are no outstanding payables, receivables, loans, advances and other similar accounts between the Company, on the one hand, and any of their affiliates, on the other hand, relating to the Business.

(b) Except for as set forth on Schedule 8.15, no director, officer or employee of the Company possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any person that is a supplier, customer, lessor, lessee, licensor, developer or competitor of the Business.

9.	Warranties of the Buyer

The Buyer makes the following warranties to the Seller as of the Signing Date and as of the Closing Date:

9.1	The Buyer is duly organised and validly existing under the laws of Sweden, having all licenses, authorisations and corporate powers to carry on its business as now conducted and to enter into this Agreement, which, when executed, will constitute binding obligations on the Buyer in accordance with its terms.

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9.2	The Buyer is neither prohibited nor restrained by its constituting documents, or by any agreements to which it is a party, from entering into this Agreement and consummating the Transactions, and this Agreement and the transactions related hereto have been duly authorised by all necessary corporate actions.

9.3	The Buyer has all right, power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement.

10.	SELLER’s Liability

10.1	The Seller does not render any other warranties or representations, whether expressed or implied, other than the warranties in this Agreement. The Seller’s liability for warranty breaches or other quality issues under this Agreement shall thus be exclusively limited to liability for breach of the warranties set out herein, and Seller shall have no other liability, expressed or implied, based on any covenant, undertaking or other warranty or any other agreement, contract, statute, including under the Swedish Sale of Goods Act (Sw. Köplagen (1990:931)).

11.	Limitation of liability

Seller’s liability for any breach of warranties or any other obligations under this Agreement shall be subject to the following limitations.

The Seller shall in no event be liable to compensate any other form of liabilities, damages, losses, costs or expenses than Losses as defined.

Modern Holdings shall be jointly liable towards the Buyer for any breach by the Seller of the warranties set out in this Agreement and fully guarantees the performance of all Seller’s obligations hereunder.

11.1	Minimum Claims

11.1.1	No Claim shall be brought by the Buyer against the Seller, and the Seller shall not be liable for a Loss, unless the amount of any single Claim exceeds SEK 250,000 (provided that multiple instances of the same individual Item aggregating more than SEK 250,000 shall be permitted (for example, three (3) instances of SEK 83,000)), but then from the first SEK of the Loss, and the aggregate amount of all Claims exceeds SEK 250,000 or more in the aggregate, in which case the Seller shall be liable from the first SEK of such Losses including, for greater certainty, the first SEK 250,000 of such Losses.

11.1.2	The maximum liability of Seller for Losses for breach of the representations and warranties in Clauses 8.1 and 8.10.7 (Ownership of Shares and Company IP), Clause 8.7 (Taxes) and fraud will be limited to the Purchase Price. The maximum liability for breach of other representations and warranties will be limited to the amount of the Indemnification Holdback.

11.2	Insurance

The Seller shall not be liable under this Agreement in respect of any Claim to the extent that the Losses in respect of which such Claim is made either are covered by a policy of insurance or would have been covered if such policy of insurance can be procured and the insurer accepts and pays the Claim.

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11.3	Time limitations

11.3.1	The Seller shall have no liability in respect of any Claim unless the Buyer gives notice in writing to the respective Seller of such Claim no later than by the date being (12) months from the Closing Date.

11.3.2	The limitation in time set forth in Clause 11.3.1 above shall not apply to (i) representations and warranties of the parties relating to title to the ownership of Shares or Company IP (i.e. Clauses 8.1 and 8.10.7) which shall survive indefinitely; (ii) fraud or wilful misconduct on the part of the Company, Seller, or its directors, officers, employees and advisors in connection with the Agreement which shall survive indefinitely; and (iii) representations and warranties in respect of Tax matters and in respect of which any taxation authority of competent jurisdiction, administering any taxation legislation pursuant to which the Company is subject, has the right to assess, reassess or make additional assessments pursuant to the taxation legislation of such jurisdiction, shall survive until thirty (30) days following the last day that the rights of assessment or reassessment referred to in this sentence cease. Notwithstanding the immediately preceding sentence, any representation or warranty in respect of which indemnification may be sought under this Agreement will survive the time at which it would otherwise terminate if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

11.3.3	Whenever the Buyer or the Company becomes aware (the Relevant Date), of a Claim for which the Seller may be liable, the Buyer shall as soon as reasonably practicable, but in no event not later than sixty (60) days after the Relevant Date, give notice thereof to the Seller. The notice shall be accompanied by reasonable particulars of the Claim specifying the nature of the breach if possible, together with any such other information available to the Buyer as is reasonably necessary to enable the Seller to assess the merits of the Claim, to act to preserve evidence and to make such provision as the Seller may consider necessary.

11.4	Double Claims and other limitations

The Buyer shall not be entitled to recover from the Seller under this Agreement more than once in respect of the same Losses suffered including recoveries made as adjustment of the Purchase Price under this Agreement.

A liability caused by a breach of this Agreement which is contingent shall not constitute a Loss recoverable under this Agreement, unless and until such contingent liability becomes an actual liability and is due and payable. However, this shall not operate to exclude a Claim made in respect of a contingent liability within the time limits and setting out reasonable particulars thereof.

If any Loss caused by a breach of this Agreement is a Tax deductible item, which can be accounted for to the benefit of the Company or the Buyer, the Claim that the Buyer may make in respect thereof shall be reduced by an amount corresponding to such benefit.

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11.5	Third Party Claim

11.6	If the Buyer or the Company becomes aware of Third Party Claims, the Buyer shall procure that written notice thereof is given to the Seller in a timely fashion, however, in no event later than thirty (30) days after the Buyer or the Company (as the case may be) became aware of the relevant fact or circumstance.

11.7	In connection with any Third Party Claim, the Buyer shall:

a)	take such action and give such information and access to documents and records to the Seller and the Seller’s professional advisers as the Seller may reasonably request in order to avoid, dispute, mitigate, settle, defend or appeal any claim;

b)	not make any admission of liability, agreement or compromise with any person, body or authority without the prior written approval of the Seller’s representative, not to be unreasonably withheld;

c)	not take any action which may have an adverse effect on any policy of insurance under which any such Third Party Claim would be covered if such action had not been taken;

d)	at the request of the Seller, allow the Seller to take active part in such actions. In connection with the handling of such Third Party Claim, each Party shall provide the other Party with such information and assistance as it reasonably requests; and

e)	take all reasonable action to mitigate any loss suffered by it or the Company.

12.	Confidentiality

12.1	Each of the Parties shall treat as strictly confidential, and not disclose or use, any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement), which relates to:

a)	the provisions of this Agreement and any agreement entered into pursuant to this Agreement;

b)	the negotiations relating to this Agreement (and any such other agreements); or

c)	the other Parties’ business, financial or other affairs.

12.2	Clause 12.1 shall not prohibit disclosure or use of any information if and to the extent:

a)	the disclosure or use is required by law, any regulatory body or any recognised stock exchange on which the shares of any Party (or any other company belonging to the same group as a Party) are listed;

b)	the disclosure or use is required to vest the full benefit of this Agreement in the Seller or the Buyer;

c)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a tax authority in connection with the tax affairs of the disclosing Party;

d)	the disclosure is made to professional advisers of any Party on terms that such professional advisers undertake to comply with confidentiality corresponding to the provisions of Clause 12.1;

e)	the information is or becomes publicly available (other than by breach of any confidentiality agreement or of this Agreement);

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f)	the other party have given prior written approval to the disclosure or use; or

g)	the information is independently developed after Closing,

provided that prior to disclosure or use of any information pursuant to this Clause12.2 a) or b), the Party concerned shall promptly notify the other Parties of such requirement with a view to providing the other Parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

13.	Other provisions

13.1	Announcements

The Parties shall mutually determine the date and the form of any announcement of the Transaction except as may be required by law or stock exchange recommendations or regulations in which case such Party undertakes to inform the other Parties in advance in writing.

13.2	Costs

Except as expressly otherwise provided herein, the Seller, the Buyer and the Company, respectively, shall bear their own costs and expenses incurred in connection with this Agreement and the Transaction, whether or not such Transaction shall be completed, including, without limitation, all fees of its legal advisers, accountants and other advisers.

13.3	Entire agreement

This Agreement contains the entire agreement between the Parties in connection with the Transaction and supersedes any previous written or oral agreement between the Parties in relation to the subject matters dealt with in this Agreement.

13.4	Amendments

Any amendment to or modification of this Agreement shall be valid only if made in writing and signed by all Parties.

13.5	No waiver

Any omission by any Party to exercise its rights and remedies under this Agreement on any occasion shall not constitute a waiver of such rights and remedies on other occasions.

13.6	Assignments

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties but shall not be assignable by any of the Parties without the prior written consent of the other Parties.

13.7	Invalidity

If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form a part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected, provided that the remaining terms of the Agreement shall be reasonably adjusted to redress any imbalance caused by such unenforceability.

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13.8	Headings

Headings of sections and clauses in this Agreement are for convenience only and shall not affect the interpretation of the Agreement.

13.9	Notices

13.9.1	All notices, consents and other communications (Notices) required or permitted under this Agreement shall be made in writing and be deemed to have been duly given by the Parties if addressed and delivered by hand or sent by email, telefax or registered mail to the addresses set forth below or to such other addresses as may be given by written notice in accordance with this Clause.

13.9.2	Notices shall be deemed given:

a)	upon delivery in case of delivery by hand;

b)	three calendar days after dispatch in the case of registered mail; and

c)	the first working day after the day of transmission in the case of notices by telefax or email.

13.9.3	Notices shall be addressed as follows:

if to the Seller:

MHI Investments AB

c/o Modern Holdings Inc./Henry Guy

89 Summit Avenue, 2nd Floor

Summit, New Jersey, 07901

USA

and

if to the Buyer:

Enghouse Systems Limited

80 Tiverton Court, Suite 800

Markham ON L3R 0G4

ATTN: Steve Sadler

14.	GOVERNING LAW and dispute resolution

14.1	This Agreement shall be governed by and construed in accordance with the substantive law of Sweden, excluding however, the Swedish International Sale of Goods Act (Sw. lagen (1987:822) om internationella köp).

14.2	Any dispute, controversy or claim arising out of or in connection with this contract, or the breach, termination or invalidity thereof, shall be finally settled by arbitration administered by the Arbitration Institute of the Stockholm Chamber of Commerce (the SCC).

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14.3	The Rules for Expedited Arbitrations shall apply, unless the SCC in its discretion determines, taking into account the complexity of the case, the amount in dispute and other circumstances, that the Arbitration Rules shall apply. In the latter case, the SCC shall also decide whether the Arbitral Tribunal shall be composed of one or three arbitrators. The seat of arbitration shall be Stockholm. The language to be used in the arbitral proceedings shall be English.

14.4	Arbitration proceedings conducted in accordance with this Agreement, including any decision or award shall be kept confidential.

_________________________

[Signature page follows]

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This Agreement may be executed and delivered in counterparts, including by electronic PDF delivery method, all of which together shall constitute one and the same Agreement.

MODERN HOLDINGS INC. for
purposes of section 11.

/s/ Henry L. Guy

Name: Henry L. Guy

MHI INVESTMENTS AB

/s/ Henry L. Guy

Name: Henry L. Guy

ENGHOUSE INTERACTIVE AB

/s/ Steve Sadler

Name: Steve Sadler

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